EXHIBIT 3.3

NextGen Energies, Inc.

RESTRICTED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made January 6, 2017, between NextGen Energies, Inc., a Delaware corporation (the “Company”), and George Roundy, an individual (the “Purchaser”).

WHEREAS, the Purchaser is an employee, advisor or consultant of the Company and Purchaser’s participation is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, incident to the formation of the Company, the Company is willing to sell to the Purchaser, and the Purchaser desires to purchase, shares of Common Stock according to the terms and conditions contained herein.

THEREFORE, the parties agree as follows:

1. Sale of Stock. The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase an aggregate one hundred forty thousand one hundred ninety-two (140,192) of shares of the Company’s Common Stock (the “Shares”), an aggregate purchase price of $120.56, as detailed below:

Number of Shares	Purchase Price
56,077 shares	At the aggregate purchase price of $112.15.
84,115	At the price of $0.0001 per share for an aggregate purchase price of $8.41.

2. Payment of Purchase Price. The purchase price for the Shares shall be paid by cash, check, cancellation of indebtedness or combination thereof.

3. Repurchase Option:

(a) In the event of any voluntary or involuntary termination of the Purchaser’s employment by or consulting or advisory services to the Company for any or no reason (including death or disability) before all of the Shares are released from the Company’s repurchase option (see Section 4), the Company shall, upon the date of such termination (as reasonably fixed and determined by the Company) have an irrevocable, exclusive option for a period of ninety (90) days from such date to repurchase all or any portion of the Unreleased Shares (as defined in Section 4) at such time at the original purchase price per share of $0.0001 per share (the “Repurchase Price”). Said option shall be exercised by the Company by written notice to the Purchaser or Purchaser’s executor (with a copy to the Escrow Holder) and, at the Company’s option, (i) by delivery to the Purchaser or Purchaser’s executor with such notice of a check in the amount of the purchase price for the Shares being repurchased, or (ii) by cancellation by the Company of an amount of the Purchaser’s indebtedness to the Company equal to the purchase price for the Shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equal such repurchase price. Upon delivery of such notice and the payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

1

(b) Whenever the Company shall have the right to repurchase Shares hereunder and the Company shall elect not to exercise such option, the Company may designate and assign one or more employees, officers or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s purchase rights under this Agreement and purchase all or a part of such Shares; provided that if the fair market value of the Shares to be repurchased on the date of such designation or assignment (the “Repurchase FMV”) exceeds the Repurchase Price of the Shares to be repurchased, then each such designee or assignee shall pay the Company cash equal to the difference between the Repurchase FMV and the Repurchase Price of the Shares which such designee or assignee shall have the right to repurchase.

4. Release of Shares from Repurchase Option.

(a) The Shares will be released from the Company’s Repurchase Option pursuant to the table below (each, a “Release Date”); so long as the Purchaser’s service to the Company has not been terminated or otherwise cancelled prior to such Release Date.

Release Date	Shares Released
Upon the Company obtaining an aggregate of at least $100,000 in equity or debt financing after the date of this Agreement (the “First Qualified Financing”).	56,077 Shares
Upon the Company obtaining an aggregate of at least $500,000 in equity or debt financing after the First Qualified Financing.	An aggregate 84,115 Shares, subject to quarterly vesting of 10,514 over a two-year period.

(b) If Purchaser’s service to the Company is terminated by the Company without Cause (as defined in Section (g) below) before the first anniversary of this Agreement, the number of Shares that would have been released from the Company’s repurchase option if the termination occurred one calendar quarter after the actual date of termination shall be released from the Company’s repurchase option.

(c) If Purchaser’s service to the Company is terminated because of death or disability, the number of Shares that would be released from the Company’s repurchase option on the next Release Date following the date of Purchaser’s death or disability shall be released from the Company’s repurchase option on such date.

(d) Any of the Shares which have not yet been released from the Company’s repurchase option are referred to herein as “Unreleased Shares.”

(e) The Shares which have been released from the Company’s repurchase option shall be delivered to the Purchaser at the Purchaser’s request.

(f) Notwithstanding anything set forth in this Section 4, if Purchaser’s service to the Company is involuntarily terminated within one year of the merger or reorganization of the Company with or into another corporation, entity or person or the sale of all of or substantially all of the Company’s assets to another corporation, entity or person (unless if immediately after such merger, reorganization or sale of assets, at least 51% of the capital stock or equity interests in such other corporation, entity or person are owned by persons who owned in the aggregate at least 51% of the capital stock of the Company immediately before such merger, reorganization or sale of assets), the greater of (i) 25% of the Unreleased Shares, or (ii) the amount of Shares that would have been released from the Company’s repurchase option up to one year after the date of termination of Purchaser’s services, shall be released from the Company’s repurchase option.

2

(g) “Cause” shall mean any one or more of the following occurrences:

(i) Purchaser’s repeated failure to follow the reasonable directions of the Board of Directors, the Executive Chairman or the Chief Executive Officer;

(ii) Purchaser’s engaging in willful misconduct which is demonstrably and materially injurious to the Company’s business or reputation;

(iii) Purchaser’s committing a felony, an act of fraud against, or the misappropriation of material property belonging to the Company; or

(iv) Purchaser’s breaching in any material respect the terms of this Agreement, any employment, independent contractor, consulting or advisor agreement, or any confidentiality or proprietary information agreement between Purchaser and the Company; and

a determination by the Board of Directors of the Company to authorize a for Cause termination after the occurrence of (i), (ii), (iii) or (iv) as set forth above.

5. Restriction on Transfer. Except for the escrow described in Section 6 or the transfer of the Shares to the Company or its assignees as contemplated by this Agreement, none of the Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Shares from the Company’s repurchase option in accordance with the provisions of this Agreement, other than by will or the laws of descent and distribution.

6. Escrow of Shares.

(a) The Shares issued under this Agreement shall be held by the Secretary of the Company or its designee (the “Escrow Holder”), along with a stock assignment executed by the Purchaser in blank, until the expiration of the Company’s option to repurchase such Shares as set forth above.

(b) The Escrow Holder is hereby directed to permit transfer of the Shares only in accordance with this Agreement or instructions signed by both parties. In the event further instructions are desired by the Escrow Holder, Escrow Holder shall be entitled to rely upon directions executed by the Executive Chairman or a majority of the authorized number of the Company’s Board of Directors, exclusive of the Purchaser, if applicable. The Escrow Holder shall have no liability for any act or omission hereunder while acting in good faith in the exercise of Escrow Holder’s own judgment.

(c) If the Company or any assignee exercises its repurchase option hereunder, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

(d) When the repurchase option has been exercised or expires unexercised or a portion of the Shares has been released from such repurchase option, upon Purchaser’s request, the Escrow Holder shall promptly cause a new certificate to be issued for such released Shares and shall deliver such certificate to the Purchaser.

(e) Subject to the terms hereof, the Purchaser shall have all the rights of a shareholder with respect to such Shares while they are held in escrow, including, without limitation, the right to vote and to receive any cash dividends declared thereon. If, from time to time during the term of the Company’s repurchase option, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of Purchaser’s ownership of the Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as “Shares” for purposes of this Agreement and the Company’s repurchase option.

3

7. Investment Representations, Restrictions on Transfer. In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Purchaser is purchasing these securities for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Purchaser understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. In this connection, Purchaser understands that, in view of the Securities and Exchange Commission (“Commission”), the statutory basis for such exemption may not be present if Purchaser’s representations meant that capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

(c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. Purchaser understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company.

(d) Purchaser is aware of the adoption of Rule 144 by the Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering subject to the satisfaction of certain conditions.

(e) Purchaser further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that, although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144, will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(f) Purchaser agrees, in connection with the Company’s initial underwritten public offering of the Company’s securities, (1) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by Purchaser (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for one hundred eighty (180) days from the effective date of such registration, and (2) further agrees to execute any agreement reflecting (1) above as may be requested by the underwriters at the time of the public offering.

4

8. Investment Intent. The share certificate evidencing that Shares issued hereunder shall be endorsed with the following legends:

(a) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(b) THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

9. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

10. Tax Consequences. The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement (including any tax consequences that may result under recently enacted tax legislation). The Purchaser is relying solely on such advisors and not on any statements or repre- sentations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Purchaser understands that Section 83 of the Internal Revenue Code of 1986 (the “Code”) taxes as ordinary income both (i) the difference between the fair market value of the Shares when the Company granted the Purchaser the right to purchase the Shares and the fair market value of the Shares on the date of this Agreement, and (ii) the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to its repurchase option. In the event the Company has registered under the Exchange Act, “restriction” with respect to officers, directors and ten percent (10%) shareholders also means the period after the purchase of the Shares during which such officers, directors and ten percent (10%) shareholders could be subject to suit under Section 16(b) of the Exchange Act, “restriction” with respect to officers, directors and ten percent (10%) shareholders also means the period after the purchase of the Shares during which such officers, directors and 10% shareholders could be subject to suit under Section 16(b) of the Exchange Act. The Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased rather than when and as the Company’s repurchase option or 16(b) period expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER’S BEHALF.

5

11. General Provisions.

(a) This Agreement shall be governed by the laws of the State of Arizona. This Agreement represents the entire agreement between the parties with respect to the purchase of Common Stock by the Purchaser and may only be modified or amended in writing signed by both parties.

(b) Any notice, demand or request required or permitted to be given by either the Company or the Purchaser, pursuant to the terms of this Agreement, shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the Parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c) Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other party not sending the notice.

(d) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(e) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions, nor prevent that party thereafter from enforcing each and every other provisions of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(f) The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g) THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES, PURSUANT TO SECTION 4 HEREOF, IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES UNDER). THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL.

[SIGNATURES ON THE FOLLOWING PAGE]

6

(b) Any notice, demand or request required or permitted to be given by either the Company or the Purchaser, pursuant to the terms of this Agreement, shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the Parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c) Any notice to the Escrow Holder shall be sent to the Company's address with a copy to the other party not sending the notice.

(d) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(e) Either party 's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions, nor prevent that party thereafter from enforcing each and every other provisions of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

(f) The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g) THE PURCHASE R ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES, PURSUANT TO SECTION 4 H EREOF, IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES UNDER). THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PE RIOD, FOR ANY PERIOD, OR AT ALL.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

PURCHASER	NextGen Energies, Inc., a Delaware corporation

By: /s/ George Roundy

Address: 3835 North Tatum Blvd., #9-148 Phoenix, Arizona 85032 Email: groundy@gainscapital.com	Address: 34522 North Scottsdale Road, Suite 120-471 Scottsdale, Arizona 85266 E-mail: gweiss@beechtreecapital.com

[Signature Page to Restricted Stock Purchase Agreement)

7

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, ________________, hereby sell, assign and transfer unto                                                                    '          ') shares of the Common Stock of NextGen Energies, Inc., standing in my name on the books of said corporation represented by Certificate No. herewith and do hereby irrevocably constitute and appoint Hool Coury Law, PLC attorneys, to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between the corporation and the undersigned dated __________, 201 7.

Dated: __________________

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its "repurchase option," as set forth in the Agreement, without requiring additional signatures on the part of the Purchaser.

8

JOINT ESCROW INSTRUCTIONS

January 6, 2017

Escrow Agent

NextGen Energies, Inc.

12639 North 19th Street

Phoenix, Arizona 85022

Dear Escrow Agent:

As Escrow Agent for both NextGen Energies, Inc., a Delaware corporation (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Restricted Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, cancellation of indebtedness or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a shareholder of the Company while the stock is held by you.

4. Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you will deliver to Purchaser a certificate or certificates representing so many shares of stock as are not then subject to the Company’s repurchase option, provided that such shares have been fully paid for and do not secure an unpaid promissory note or shares not fully paid for. Within 90 days after cessation of Purchaser’s continuous employment by the Company or any parent or subsidiary of the Company except for death or disability and within one year after cessation for death or disability, you will deliver to Purchaser a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option.

9

5. If at the time of termination of this escrow you should have in your possession any documents, securities or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

10

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or following addresses or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

COMPANY:	NextGen Energies, Inc. 24522 North Scottsdale Road, Suite 120-471 Scottsdale, Arizona 85266

PURCHASER:	GEORGE ROUNDY
I3835 North Tatum Blvd., #9-148 Phoenix, Arizona 850322

ESCROW AGENT:	Arlene Pfeiff NextGen Energies, Inc. 12639 North 19th Street Phoenix, Arizona 85022

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be governed by, and construed and enforced m accordance with. the laws of the State of Arizona.

19. It is understood and agreed that the Executive Chairman of the Corporation may, in his sole discretion, elect to act as the Escrow Agent hereunder, in which event the current Escrow Agent shall deliver to the Executive Chairman all documents and instruments in his or her possession and no longer serve as Escrow Agent hereunder.

NextGen Energies, Inc., a Delaware corporation

By:Geg. ec C -0

11

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:	GEORGE ROUNDY
Address:	13835 North Tatum Blvd., #9-148, Phoenix, Arizona 85032

Social Security No.: ###-##-####

(2)	The property with respect to which the election is made is 140,192 shares of the common stock of NextGen Energies, Inc.

(3)	The property was transferred on January , 2017.

(4)	The taxable year for which the election is made is the calendar year 2017.

(5)	The property is subject to forfeiture if for any reason taxpayer’s service with the issuer terminates. The forfeiture condition lapses in a series of installments over a 2-year period ending on January , 2018.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ 0.0001per share.

(7)	The amount of money paid for the property: $120.56.

(8)	A copy of this statement was furnished to NextGen Energies, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

(9)	This statement is executed on ___________ ___, 2017.

Signature of Spouse (if any)	Signature of Taxpayer

Within 30 days after the date of transfer, this election must be filed with the Internal Revenue Service Center where the Transferee files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Transferee must (a) file a copy of the completed form with his or her federal tax return for the current tax year and (b) deliver an additional copy to the Company.

12